Exhibit 99.1

April 29, 2010	Sean K. Griffee Attorney At Law
Sent via Email
Board of Directors
Cascade Financial Corporation
2828 Colby Avenue
Everett, WA 98201
Re: Withdrawal of Nomination Letter
Dear Directors:
Pursuant to Section 3(g) of the settlement agreement dated April 27, 2010 by and among Cascade Financial Corporation and the Shareholder Group (the “Settlement Agreement”), the “Nomination Letter,” as that term is defined in the Settlement Agreement, is hereby irrevocably withdrawn. Pursuant to the Schedule 13D/A being filed with the SEC today, the Shareholder Group is also terminating the “Proxy Solicitation,” as that term is described in the Settlement Agreement.
Very truly yours,
HELSELL FETTERMAN LLP

By: Sean K. Griffee
cc: Glen Garrison, Bank Counsel

Helsell Fetterman LLP 1001 Fourth Avenue, Suite 4200 Seattle, WA 98154-1154	TEL 206.292.1144 FAX 206.340.0902	WWW.HELSELL.COM